Exhibit 12(b)
FLORIDA POWER & LIGHT COMPANY COMPUTATION OF RATIOS
Six Months Ended June 30, 2004

(millions of dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$311
Income taxes	165
Fixed charges, as below	100

Total earnings, as defined	$576

Fixed charges, as defined:
Interest charges	$91
Rental interest factor	4
Capitalized interest	5

Total fixed charges, as defined	$100

Ratio of earnings to fixed charges	5.76

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$311
Income taxes	165
Fixed charges, as below	100

Total earnings, as defined	$576

Fixed charges, as defined:
Interest charges	$91
Rental interest factor	4
Capitalized interest	5

Total fixed charges, as defined	$100

Non-tax deductible preferred stock dividends	1
Ratio of income before income taxes to net income	1.53

Preferred stock dividends before income taxes	2

Combined fixed charges and preferred stock dividends	$102

Ratio of earnings to combined fixed charges and preferred stock dividends	5.65